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     PROSPECTUS SUPPLEMENT                      Filed Pursuant to Rule 424(b)(3)
    To Prospectus Dated May 15, 2002            Registration No.333-86894



                               13,479,738 Shares
                               eDiets.com, Inc.
                         Common Stock, $.001 par value

This prospectus supplement relates to the registration by eDiets.com, Inc. of 13,479,738 shares of its common stock, par value $.001 per share, and should be read in conjunction with the prospectus dated May 15, 2002, which is to be delivered with this prospectus supplement.

The information in the section entitled "General" under the heading "Business" in the prospectus is amended in part by the addition of the following information:

On June 3, 2002, we entered into an engagement letter with the investment-banking firm of U.S. Bancorp Piper Jaffray Inc. to advise us regarding any potential merger or acquisition of our company, or other similar strategic transaction, intended to increase shareholder value. We can give no assurance that our engagement of U.S. Bancorp Piper Jaffray Inc. will result in any such strategic transaction.

See "Risk Factors" beginning on page 7 to read about factors you should consider before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

           The date of this prospectus supplement is June 18, 2002.